Exhibit 10.19

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT, dated as of January 1, 2021, by and between Yellow River Management, LLC (the “Manager”), a Delaware LLC, with offices at 641 Lexington Avenue, New York, NY 10022, and Yellow River Corporation Limited, a Hong Kong company (the “Company”) with offices at 14/F Golden Centre, 188 Des Voeux Road Central, Hong Kong.

WHEREAS the Company has been organized for the purposes of originating, developing, operating and investing in projects in China;

AND WHEREAS the Company wishes to retain the Manager to provide management services to the Company and the Manager has agreed to provide such services on the terms and conditions hereinafter set forth.

In consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appointment of Manager

The Company hereby appoints the Manager to provide the management services described in Section 2 (the “Services”) and the Manager hereby accepts such appointment and agrees to provide such Services, all in accordance with and subject to the provisions of this Agreement.

2.	Management Services

(a) The Manager shall have responsibility for the day-to-day management of the Company, including developing short, medium, and long term business growth strategies, managing capital raising and financing needs, seeking new project opportunities, and identifying and negotiating with new partners, alliances and potential acquisition targets.

(b) The Manager shall give the Company the benefit of its judgment and shall utilize all reasonable efforts in rendering services hereunder and shall exercise the powers granted to it and carry out its responsibilities hereunder honestly and in good faith and, in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. For avoidance of doubt, Manager shall have no authority to enter into agreement with third party without prior Company approval.

3.	Liability of the Manager: Indemnification.

The Manager shall have no liability to the Company or to any of its shareholders for any loss suffered by the Company which arises out of any action or inaction by the Manager if it, in good faith, determined that such course of conduct was in the best interests of the Company and such course of conduct did not constitute gross negligence, willful misconduct or fraud on the part of the Manager. The Manager shall be indemnified by the Company against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Company, provided that the same were not the result of gross negligence, willful misconduct or fraud on the part of the Manager. Any indemnity under this Section 3 shall be paid from, and only to the extent of, Company assets and no shareholder shall have any personal liability on account thereof.

4.	Reliance on Others

The Manager may rely and act on any statement, report or opinion prepared by, or any advice received from, any professional advisor selected by the Manager in good faith and with reasonable care, and shall not be responsible or held liable for any claim, loss, damage, cost, charge or expense resulting from relying or acting thereon if the advice was within the area of professional competence of the person from whom it was received and the Manager acted reasonably in relying or acting thereon.

5.	Management Fee

The Company shall pay the Manager for the Services provided to the Company a monthly management fee equal to 110% of all monthly operating expenses incurred by the Manager. The Company shall pay the Manager a retainer equal to one month’s management fee. The Company shall pay the Manager an additional management fee equal to 110% of non- ordinary expenses incurred by the Manager on behalf of the Company from time to time. The Manager may invoice the Company for such expenses, such invoice to be paid within 7 days of receipt thereof.

6.	Assignment

The rights and obligations of the Company hereunder shall not be assignable. The rights and obligations of the Manager hereunder may be assigned (i) with the written consent of the Company or (ii) so long as such assignment does not materially adversely affect the rights and interest of the Company, to a management company controlled by Alan Clingman.

7.	Term.

Unless otherwise agreed to in writing by the parties, the term of this Agreement shall commence as of the date set forth above, and shall terminate (other than the indemnification provisions), (i) upon the dissolution and termination of the Company, or (ii) upon termination by either party upon 12 months prior written notice of such termination to the other party in accordance with Section 8.

8.	Miscellaneous Provisions.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

(b) This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York.

(c) Any and all notices permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice and shall be delivered personally, or sent by registered or certified mail, return receipt requested, to each party at its address set forth on the first page of this Agreement, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 8. The date of mailing or the date of personal delivery, as the case may be, shall be the date of such notice.

(d) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements concerning the subject matter hereof.

(e) No amendment, modification or termination of any provision of this Agreement shall be valid unless expressed in writing and signed by both parties to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the day and year first above written.

YELLOW RIVER CORPORATION LIMITED		YELLOW RIVER ASSET MANAGEMENT LLC

/s/ Vladimir Leyviman		/s/ Alan Clingman
By:	Vladimir Leyviman	By:	Alan Clingman

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